Exhibit 99.3

February 6, 2024 / 8:00AM - PINC Q2 2024 Premier, Inc. Earnings Call

CORPORATE PARTICIPANTS

Ben Krasinski Premier, Inc. – Senior Director of IR

Craig S. McKasson Premier, Inc. – Chief Administrative & Financial Officer & SVP

Michael J. Alkire Premier, Inc. – President, CEO & Director

PRESENTATION

Operator

Good morning, and welcome to Premier’s Fiscal 2024 Second Quarter Conference Call. (Operator Instructions) Please note this event is being recorded.

I would now like to the conference over to Ben Krasinski, Senior Director of Investor Relations. Please go ahead.

Ben Krasinski - Premier, Inc. - Director of IR

Thank you, and welcome to Premier’s Fiscal 2024 Second Quarter Conference Call. Our speakers this morning are Mike Alkire, Premier’s President and CEO; and Craig McKasson, our Chief Administrative and Financial Officer.

Before we get started, I want to remind everyone that our earnings release and the supplemental presentation accompanying this call are available in the Investors section of our website at investors.premierinc.com. Please be advised that management’s remarks today contain certain forward-looking statements, such as statements regarding our strategies, plans, prospects, expectations and future performance, and actual results could differ materially from those discussed today.

These forward-looking statements speak as of today, and we undertake no obligation to update them. Factors that might affect future results are discussed in our filings with the SEC, including our most recent Form 10-K and our Form 10-Q for the quarter, which we expect to file soon. We encourage you to review these detailed safe harbor and risk factor disclosures.

Also, during this presentation, we will refer to adjusted and other non-GAAP financial measures, including free cash flow, to evaluate our business. Information on why we use these measures in addition to GAAP financial measures and reconciliations of these measures to our GAAP financial measures are included in our earnings release and in the appendix of the supplemental presentation accompanying this call.

Information on our non-GAAP financial measures will also be included in our Form 10-Q for the quarter and our earnings Form 8-K, both of which we expect to furnish to the SEC soon.

I will now turn the call over to Mike Alkire.

Michael J. Alkire - Premier, Inc. - President, CEO & Director

Good morning, everyone, and thank you for joining us today. We are excited to share several updates with you, including that our Board of Directors has concluded its review of strategic alternatives and approved a new $1 billion share repurchase authorization.

Over the past several months, together with our Board, we have thoroughly identified, reviewed and explored options to maximize value for Premier’s stockholders. You may recall that as part of this process, we divested our non-healthcare GPO operations in July 2023. This transaction unlocks substantial value for stockholders and enhanced the company’s focus on our differentiated healthcare businesses.

The Board subsequently considered opportunities for deploying capital resources, including the proceeds from this divestiture to accelerate returns to stockholders. With this in mind, we will implement a $400 million accelerated share repurchase transaction as part of the new share repurchase authorization. We are exiting the strategic alternatives review process with a clear picture of our future strategic vision. That includes a disciplined focus on our key strategies that differentiate us in the market.

When we think about our capabilities that are key to our mission and vision, what we know is this, Premier is an essential enabler of high-quality, cost-effective health care. Our provider-led technology-enabled strategies deliver unique enterprise solutions for better provider performance and a smarter health care supply chain. We continue to see technology and artificial intelligence as key enablers to our vision and capabilities that set us apart from the competition.

This includes the expansion of the use cases beyond providers and into life sciences, medical device and payer-adjacent markets. Moreover, as the healthcare industry continues to grapple with challenges, including labor shortages, supply chain disruption and an aging population, Premier is an essential partner now more than ever.

We remain committed to a disciplined approach to execution that we expect to deliver value for our stockholders, members and other customers. Consistent with this, management and the Board looked at ways to enhance our focus on our differentiated data, technology and wide-scale network to best serve our members and other customers. As a result, in consultation with management, the Board authorized Premier to seek partners for certain other assets. We believe these are meaningful businesses that will thrive with the right partners creating more value for the customers they serve, while also affording Premier the opportunity to narrow our operational focus.

Assets under consideration include first, Contigo Health, our direct to employer business. While we expect the provider-sponsored health plan and employer markets to continue to progress, we believe an outside partner will allow for continued advancement of the business through a broader capability set and increased scale. Second, S2S Global, our direct sourcing business, which was a strategic investment to augment our GPO offering and provide additional optionality for commodity purchases for our member healthcare providers.

We believe a committed partner with alignment to our membership could provide the resources necessary to further broaden and scale this business and continue to support our commitment to supply chain resiliency initiatives while removing the operational and working capital requirements for Premier. We are excited about the future as we execute on the strategies that set us apart in the market, including streamlining all aspects of the supply chain and leveraging our unique data, technologies and AI capabilities to support provider performance improvement and growth in adjacent markets.

Before I turn it over to Craig, I want to express our appreciation for our stockholders, customers and employees patiene as we diligently explore strategic alternatives. I’m excited about our recently announced 10-year GPO agreement with Top Medicine that expands our relationship to include co-management of their people, processes and technologies to drive efficiencies and contain costs.

I’m also incredibly proud that Premier was recently recognized by Newsweek as one of America’s greatest workplaces for diversity. True to our mission, to improve the health of communities, we are dedicated to creating a diverse and inclusive workforce and are so thrilled to be recognized nationally for our efforts.

I will now turn the call over to our Chief Administrative and Financial Officer, Craig McKasson, for a detailed review of our results and our financial guidance for the remainder of the fiscal year.

Craig Steven McKasson - Premier, Inc. - Chief Administrative & Financial Officer & SVP

Thanks, Mike. I first want to echo your sentiment about our excitement to exit the strategic alternatives review process in a position of strength with an eye towards executing with discipline on our core healthcare businesses.

Let me first share our fiscal year 2024 second quarter results. While total net revenue declined from the prior year period, we did meet our expectations for profitability as a result of ongoing discipline in actively managing our business. In our Supply Chain Services segment, and as expected, net administrative fees revenue was impacted by an increase in the aggregate blended member fee share to the mid-50% level.

This impact was partially offset by continued growth in member purchasing. In our direct sourcing business, we continue to experience the impact of excess market supply and members’ and other customers’ inventory levels, which has contributed to lower demand and pricing in the current year period, resulting in a decline in products revenue.

Before moving on, I wanted to provide some operational updates on our strategies to create more resiliency in the healthcare supply chain. As part of our initiatives to bring more manufacturing on and near shore, our domestic gown manufacturing partner began producing products in Tennessee earlier this year. In addition, we expect to launch our domestic glove program in the second half of fiscal 2024. Lastly, we added 5 additional vital medications to our drug shortage resiliency program, which now offers members access to over 150 drugs in short supply.

In our Performance Services segment, revenue was impacted by a decrease in contributions from enterprise license agreements compared to the prior year period. However, we remain enthusiastic about market opportunities that validate the need for our solutions. For example, we continue to drive growth in our consulting services business as healthcare providers are leveraging Premier to drive clinical and margin improvement. We also continue to make progress in our adjacent markets businesses, which grew over 29% in aggregate. Notably, in our Applied Sciences business, we recently announced our partnership with TFS Health Science, where Premier’s AI will help accelerate research through innovative ways to integrate real world evidence into clinical trials. In addition, we are seeing market validation that our technology-enabled margin improvement solutions continue to save providers considerable time and money. Recently, Henry Ford Health reported that Premier’s digital invoicing and payables platform has eliminated the need for manual handling of nearly 100,000 paper invoices over a 6-month period.

Turning to profitability, GAAP net income was $52.9 million for the quarter. Total adjusted EBITDA was impacted by the following factors. First, Performance Services adjusted EBITDA decreased mainly due to lower revenue and incremental headcount to support growth in our consulting services and adjacent markets businesses. And second, Supply Chain Services adjusted EBITDA declined mainly due to a decrease in revenue and an increase in expenses in support of our GPO and supply chain co-management businesses. This decrease was partially offset by a higher profit margin in our direct sourcing business due to lower logistics and products costs compared to the prior year period. Adjusted net income and adjusted earnings per share each declined primarily driven by the same factors that impacted adjusted EBITDA. The decreases were partially offset by higher interest income.

From a liquidity and balance sheet perspective, cash flow from operations for the first 6 months of fiscal 2024 of $35.4 million decreased from $196.7 million in the prior year period. The change was primarily due to $138.5 million in tax payments in the current year period from the sale of our non-health care GPO operations. Cash was impacted to a lesser extent by lower net revenue and was partially offset by a reduction in inventory purchases and lower fiscal 2023 performance-related compensation payments during the fiscal first quarter compared to the fiscal 2022 payments in the prior year period.

Free cash flow for the first 6 months of fiscal 2024, an outflow of $63.3 million, decreased from an inflow of $109.6 million in the prior year period, primarily due to the same factors that impacted cash flow from operations, including the aforementioned $138.5 million in tax payments as well as an increase in capitalized software purchases related to the advancement of our supply chain technology automation. Looking forward and excluding the impact of tax payments related to the sale of our non-health care GPO operations, we expect fiscal 2024 free cash flow to approximate 45% to 55% of adjusted EBITDA for the full year.

Cash and cash equivalents totaled $371.1 million as of December 31, 2023, compared with $89.8 million as of June 30, 2023. The increase was driven by the sale of our non-healthcare GPO operations, net of the previously mentioned tax payments. As of December 31st, we have received a total of $629.8 million in proceeds, and we now expect the final purchase price to be up to $740 million as we continue to work through member consents and the true-up period that ends in February. As we stated last quarter, we used a portion of these net proceeds to pay down our 5-year $1 billion revolving credit facility and continue to have no outstanding balance as of the end of the second quarter.

With respect to capital deployment, we will remain disciplined and focused on taking a balanced approach. As Mike mentioned, to accelerate returns to stockholders, our Board has approved a new $1 billion share repurchase authorization through June 30, 2025, including the implementation of a $400 million accelerated share repurchase transaction. This will augment our quarterly cash dividend, which totaled $51.1 million during the first 6 months of fiscal 2024. In addition, our Board recently declared a dividend of $0.21 per share payable on March 15, 2024, to stockholders of record as of March 1. We will also continue to evaluate opportunities to invest in organic growth and potential acquisitions to strengthen, enhance or complement our existing capabilities and differentiate our offerings in the marketplace.

Turning to our outlook for the remainder of the year, as a result of the conclusion of our strategic alternatives review process, we are now providing formal fiscal 2024 guidance. Our guidance incorporates certain key assumptions related to the market and our business and it does not incorporate the impact of any future share repurchases following the $400 million accelerated share repurchase transaction or any significant acquisitions or divestitures that we may undertake.

With these key assumptions in mind, our specific fiscal 2024 full year guidance ranges are as follows: Supply Chain Services segment revenue of $840 million to $880 million, comprised of net administrative fees revenue of $588 million to $603 million, Direct Sourcing Products revenue of $207 million to $222 million, and software, license, other services and support revenue up $45 million to $55 million, Performance Services segment net revenue of $425 million to $445 million. Together, these produce total net revenue of $1.265 billion to $1.325 billion. We expect adjusted EBITDA to be in the range of $405 million to $425 million, and adjusted earnings per share to be in the range of $2.06 to $2.18, which includes an estimated $0.09 to $0.10 impact from the $400 million accelerated share repurchase transaction.

Our guidance is also based on the following assumptions and expectations. In our GPO business, we continue to anticipate aggregate blended member fee share will be in the mid-50% range for fiscal 2024 on a full year basis. And we expect continued growth in member purchasing driven by further penetration of existing members spend. In addition, we are assuming that patient utilization remains generally stable with flat to low single-digit growth — but to the extent that utilization or member participation in our GPO are higher or lower than we expect, these could represent potential headwinds or tailwinds to our expectations.

In our direct sourcing products business, we believe we have finally reached the lower end of our more normalized quarterly run rate for this business. As a result, we expect flat to nominal sequential improvement in products revenue on a quarterly basis as pricing and demand continue to normalize, and we realized incremental contributions from the ongoing ramp of our domestic gown and glove initiatives in the second half of fiscal 2024.

In our Performance Services business, we anticipate revenue growth of approximately 20% in our adjacent markets comprised of our life sciences, clinical decision support, Remitra and Contigo Health businesses. With respect to Contigo Health, revenue contributions represented around 40% of our aggregate adjacent markets revenue in fiscal 2023.

Due to a combination of slower growth this year, and higher growth in certain of our other adjacent markets businesses, we expect Contigo Health revenue will represent approximately 1/3 of our aggregate adjacent markets in fiscal 2024. Consistent with prior years, due to the timing and magnitude of enterprise license agreements and certain consulting arrangements, there may be periodic variability in the recognition of the revenue and profitability associated with these engagements between quarters.

In closing, we remain committed to and confident in the disciplined execution of our strategy and the value creation opportunities ahead. We are encouraged by recent projects and customer engagements and are excited to continue to share our strategy and value proposition with new and existing customers. We continue to operate with a strong financial foundation, supported by significant cash flow and a flexible balance sheet, which provides us the ability to continue to return capital to stockholders while also investing future growth.

We appreciate your time today, and we’ll now open the call for questions.

QUESTIONS AND ANSWERS

Operator

(Operator Instructions) Our first question comes from Stephanie Davis of Barclays.

Stephanie July Davis - Barclays

Congrats on finally ending the strategic review. So I have one on the review process and one on the core business. Starting the review, Mike, what made the direct sourcing business in Contigo really stand out to the two assets that made the most sense to monetize. And I’m going to assume you’ve explored some of these sales venues during your strategic review process. Do you have any broad strokes thoughts on timeline for these processes or kind of how this will play out?

Michael J. Alkire - Premier, Inc. - President, CEO & Director

Yes. So thanks for the question, Stephanie. The Board considered obviously a broad range of potential options and strategic alternatives. And while we can’t get really into any specifics of the processes of the Board’s deliberations, just rest assured that we conducted a very thorough review to determine the best path forward for the company for Premier’s stockholders and in our other stakeholders. So starting with that, I think that as the process went on, it just became apparent, there was a bit of interest in the S2S and the -- and our Contigo Health assets. And it made a lot of sense for us to be public that with the right partners, we really believe that those assets can grow in partnership with Premier and its membership. And that’s — that was really the driver was to make sure that as we were thinking about the future of this organization that we had a couple of those areas that were not necessarily core to our capabilities that we really wanted to find strong partnerships to continue the growth of those assets.

Craig Steven McKasson - Premier, Inc. - Chief Administrative & Financial Officer & SVP

Yes. This is Craig, Stephanie. The only thing I would add is that as we look at those two businesses and we think about the scale, the resources and the expertise that other partners can bring to actually take those to the next level, we have a strong belief both of those businesses have a bright future. But with a partner to help take them to the next level, they stood out versus our differentiated core businesses that already have scale within our institution.

Stephanie July Davis - Barclays

Understood. Craig, while have you, let me ask you more about the core business. You cut your assumptions pretty heavily for Performance Services. But if I scrub out last year’s tough comp, it actually doesn’t look like Performance Services had a bad first half at all. So why change the outlook so much? And how much of that is reflective of the current environment or maybe the ongoing strategic review process making it tough to sell, versus broader market fit more conservatively?

Craig Steven McKasson - Premier, Inc. - Chief Administrative & Financial Officer & SVP

Yes. It’s a good question, Stephanie. Thank you. And first of all, I would agree that when you take out last year’s tough comp, we do feel good about the first half that we had in Performance Services particularly with certain aspects of our business.

As we look forward and the full year guidance that we put out, as I indicated in my prepared remarks, we are not seeing the growth in Contigo Health that we had anticipated when we started the year, and I had provided some preliminary directional perspective. And so that’s certainly been a haircut. And I talked about sort of it’s shrinking relative to the rest of our adjacent markets businesses in my prepared remarks.

Secondarily, I would say with what’s happening in the market, I do think it has been somewhat influenced but not totally by our strategic alternative review process. I think the prospects for enterprise licenses in our Performance Services segment, we’ve tapered some of those expectations from what we were thinking we would see earlier in the year. We still feel good about the pipeline, but we are seeing those continuing to take a long time to get over the finish line in certain cases. And so we have factored that into the full year guidance that we established. And as you know, given the profitability of those license agreements, that does flow through to the adjusted EBITDA line as well.

Operator

The next question comes from Richard Close of Canaccord Genuity.

Richard Collamer Close - Canaccord Genuity Corp., Research Division

Craig, I was wondering if you could talk a little bit about just the quarterly cadence, how we should think about the third and fourth quarters, maybe from the Supply Chain and Performance Services if there’s any nuances we should be aware of?

Craig Steven McKasson - Premier, Inc. - Chief Administrative & Financial Officer & SVP

Sure. Thank you for the question. I think if you think about our Supply Chain Services business, I would expect a slight -- we would anticipate a slight step-up from a sequential standpoint in the third quarter at this point and then kind of relatively flat across the third and the fourth quarters.

As I mentioned, we do expect some not tremendous, but slight step-up in the direct sourcing business given that we had sort of hit the bottom rung. And I know that I’ve said that in the past, but we truly do believe we’ve hit sort of the low end of the watermark for direct sourcing. So I would expect a slight step up sequentially and then sort of flat across the third and fourth quarters as we move forward. Relative to our Performance Services business, I think broadly thinking about where we came in, in the second quarter sort of repeating itself as we continue through the back half of the year is the best way to think about that. We do have some gap closure plans that we’re hoping will help Q4 to step up slightly. But overall, I would think sort of the Q2 level is sort of where we would anticipate the rest of the year playing out.

Richard Collamer Close - Canaccord Genuity Corp., Research Division

Okay. And as a follow-up, just on Contigo. Are the -- was it the TRPN assets that you bought, I guess, 1.5 years ago or I’m not sure of the timing. That’s going as well potentially with the divestiture?

Craig Steven McKasson - Premier, Inc. - Chief Administrative & Financial Officer & SVP

Yes. It would be the entire Contigo Health business, which would be the TPA business, the COE business that we provide and the wrap network components tied to TRPN. That’s correct.

Richard Collamer Close - Canaccord Genuity Corp., Research Division

And then with the revenue information that you gave for Contigo, was the revenue associated with the TRPN assets fully in — I don’t remember, was that fully in the 2023 fiscal number.

Craig Steven McKasson - Premier, Inc. - Chief Administrative & Financial Officer & SVP

No, the asset was acquired in the October time frame of fiscal 2023. So it would have been about eight-plus months in ‘23 and then a full year in fiscal 2024.

Operator

The next question comes from Kevin Caliendo of UBS.

Kevin Caliendo - UBS Investment Bank, Research Division

When we think about Contigo and S2S and how this actually works on a functional level, is there any sort of revenue dis-synergies from not fully owning these businesses? Meaning, is there any other any other parts of your business that could be affected by not having these companies as part of your offering? I don’t know if there’s bundling or any other kind of revenue synergies? That’s the first question.

And then the second question is more on the ASR and the repo and how do you expect to finance — I mean, you have $371 million of cash now, you are expecting free cash flow, but I can’t imagine that you want to drain all of your cash for an ASR. So just if you can just take us through sort of how to think about financing the ASR and the repo going forward.

Craig Steven McKasson - Premier, Inc. - Chief Administrative & Financial Officer & SVP

Sure. This is Craig. Thanks for the questions, Kevin. First of all, with respect to revenue dis-synergies, I would not expect material dis-synergies as a result of these businesses and looking for potential partnerships. I think the only thing and wouldn’t expect this, but I would highlight is that with our S2S business, it is a contracted GPO supplier. So we do receive GPO administrative fees on S2S purchases. We would certainly anticipate that to continue even if there were another provider that had a controlling or full ownership of that business. However, I’d be remiss not to say if they chose not to do a GPO contract, then yes, that would be a place, but I can’t envision that actually occurring. Relative to Contigo Health, there really aren’t any direct dis-synergies that would apply at all for that business. So that’s the first question.

The second question relative to the ASR, our expectations in anticipation is that we will use cash to finance the $400 million accelerated share repurchase -- there is some potential given the timing of the funding that we may have a very short-term bridge of utilizing our credit facility just to do the initial funding when that launches here in a couple of days, but we would expect to pay that down pretty promptly.

And then as we look forward, moving forward into the remainder of the authorization, obviously, subject to market conditions and other criteria when we make the assessment whether to do that, and we would factor in free cash flow that we have at that point, to the extent that we had done any transactions that generated cash flow relative to Contigo Health, S2S, and then to the extent that it made sense from a capital allocation standpoint, we could utilize our credit facility for additional repurchases in fiscal 2025 as well.

Operator

The next question comes from Allen Lutz of Bank of America.

Allen Charles Lutz - BofA Securities, Research Division

Craig, you mentioned that maybe some of the softness in Contigo was driven by the strategic review. Do you think that the strategic review impacted any other parts of the business? And -- do you think the closing of the review could drive any improvement outside of Contigo?

And then separately, you mentioned free cash conversion, 45% to 55%, but also said that S2S was pretty working capital intensive. How should we think about what the conversion rate would look like on free cash flow, excluding S2S and Contigo?

Craig Steven McKasson - Premier, Inc. - Chief Administrative & Financial Officer & SVP

Yes. So first of all, relative to market dynamics, just to clarify, I wasn’t being specific to Contigo, I was talking about the Performance Services segment overall. I will say broadly that I think that the strategic alternative view has certainly had customers at certain points across all of our businesses kind of have questions about what the future holds.

And so as we did indicate in our remarks, we are excited now having that behind us and being able to go out and have conversations with customers about the business moving forward. Relative to Contigo and S2S, we’re also excited about the opportunity to talk about what the future potential is with a very strong partner alongside us to actually take those businesses with more expertise and resources to the next level. So we do feel good about what the future may be relative to that.

As far as free cash flow conversion, at this point, given that those are still included in our guidance, that is the perspective that we’re providing in terms of free cash flow conversion. To the extent that we get to a place that we would actually put those as held for sale and need to update our guidance further into fiscal 2024, we would certainly provide a revised perspective on the conversion of the EBITDA we would have at that point in time. But overall, we would expect slight improvement given some of the working capital requirements in the S2S business.

Operator

The next question comes from Eric Coldwell of Baird.

Eric White Coldwell - Robert W. Baird & Co. Incorporated, Research Division

I have three questions. First one on the remaining $600 million of repo post ASR. What determines if and when or how likely you’d be in the market? And would you anticipate any open market activity before the ASR completes? Or typically, we think of companies getting through that process before getting back to the market. I’m just curious on determinations of if and when and then potential timing for the next round?

Craig Steven McKasson - Premier, Inc. - Chief Administrative & Financial Officer & SVP

Sure. Thanks, Eric. This is Craig. So first of all, we do not expect to be in the market while the accelerated share repurchase, the first $400 million, is taking place. So your perspective is correct on that. We’ll let the $400 million take place. We do anticipate that likely could take us through and complete in the first quarter of fiscal 2025. So I think that when — the thinking is that when we come out and provide our fourth quarter earnings release in August would be the time that we would provide an update relative to expectations at that time for the remaining $600 million and a determination at that point, again, based on capital needs, market conditions, all the things that we’ll have to see ongoing trading volume once we’ve taken the $400 million out, etc. — how we might and if we would implement a further share repurchase at that point. And I think that, that would likely either be through open market or potentially another accelerated share repurchase, but that is to be determined at that time.

Eric White Coldwell - Robert W. Baird & Co. Incorporated, Research Division

Next question is on the direct sourcing product business. Would the partnerships on gowns and gloves be included in this consideration of finding a partner? Or would those be held independently? Or is that a TBD.

Craig Steven McKasson - Premier, Inc. - Chief Administrative & Financial Officer & SVP

Generally, I would say, obviously, it does depend based on the nature of the negotiations we will likely have with certain partners. But by definition, today, Eric, those are independent — and so there is not a requirement that the domestic manufacturing partnerships that we have for gowns and certainly for generic drugs and for masks would go into the transaction.

Eric White Coldwell - Robert W. Baird & Co. Incorporated, Research Division

Okay. And then sourcing profitability. I know that business is very determined by the gross margin performance, and you did mention gross margin perked up. Revenue, obviously, has been a bit more challenged — typically think of that business is hovering in the low to mid-single-digit EBITDA range. Was it in that ZIP code during 2Q?

Craig Steven McKasson - Premier, Inc. - Chief Administrative & Financial Officer & SVP

Low single digit -- that’s correct.

Eric White Coldwell - Robert W. Baird & Co. Incorporated, Research Division

Yes. Okay. And then last one, maybe I have four actually. This is the most complex so bear with me. If I’ve done the math correctly on Contigo, it looks like it did $40 million, $41 million of revenue last year. You’re targeting about $40 million, maybe a tad over $40 million this year. So Contigo is flat. Yet adjacent markets, given the near 30% first half growth to get to 20% for the full year has to be around 10% in the second half on average per quarter. So that’s about a $10 million quarterly decrease on average if -- again, if I’ve done this right. My question is, is the second half reduction in adjacent market revenue because Contigo was higher in the first half and now lower in the second half? Is it because ELAs, your enterprise license agreements, are much lower in the second half than they were in the first half, even though Q2 was down quarter-over-quarter. Is it those things in some, a combination of other items? I’m just trying to get a sense on why adjacent markets growth and absolute dollars are here lower here in the second half?

Craig Steven McKasson - Premier, Inc. - Chief Administrative & Financial Officer & SVP

Yes. There’s a lot to unpack there, Eric. So I need to process that a little bit, but...

Eric White Coldwell - Robert W. Baird & Co. Incorporated, Research Division

Yes, I probably do too, to be fair, that’s a long question.

Craig Steven McKasson - Premier, Inc. - Chief Administrative & Financial Officer & SVP

But generally, at a broad level, what I would say is we don’t expect a significant step back in adjacent markets. First of all, your commentary around Contigo is accurate in terms of sort of the levels of performance based on my commentary. We don’t expect a significant step back in adjacent markets in the back half of the year. I will say we had a strong first half, particularly with our applied sciences business in the second quarter. So it’s not growing at the clip that it might have on a normal basis, but it’s not stepping back at that level. We are seeing, as I mentioned in my commentary around Performance Services, we’re not being as aggressive quite candidly on enterprise licenses and the level of conversion that we’re going to see on those in the second half of the year from an overall cadence standpoint for this segment.

Operator

The next question comes from Jessica Tassan of Piper Sandler.

Jessica Elizabeth Tassan - Piper Sandler & Co., Research Division

Congratulations on the end of the review. I was hoping you could just remind us what is the share back rate expected to be in the healthcare GPO exiting FY ‘24? And then in FY ‘25, would you guys expect to be kind of in line with the market for the full year such that competitive takeaways or new customer adds could potentially accelerate?

Craig Steven McKasson - Premier, Inc. - Chief Administrative & Financial Officer & SVP

Sure, Jessica. This is Craig. So as we indicated in my remarks, we expect the fee share rate across the GPO to be in the mid-50% range for fiscal 2024. We aren’t providing perspectives yet on fiscal 2025 or moving forward. But as we have said publicly to the extent that the market dynamics that we’ve been experiencing continue, if we do see further consolidation in the marketplace, which has affected it at times, we could see pressure and increase in administrative fee share above that mid-50% level. But until we have better visibility to that as we get into our planning for fiscal 2025, at this point, we’re not providing specific guidance about where we expect that to be.

Jessica Elizabeth Tassan - Piper Sandler & Co., Research Division

Got it. That’s helpful and that’s fair, I think, so my next question is just I don’t mean to harp on this one, but just hoping to understand what led you guys to conclude that Contigo is non-core. And just interested kind of in timing, did that decision occur towards the end of the strategic review? Wondering just why it was impossible to execute on a partnership or potentially a sale earlier in the review process.

Michael J. Alkire - Premier, Inc. - President, CEO & Director

Jessica, this is Mike. So obviously, there were a lot of conversations that were happening in the strategic review process. I will tell you there’s a number of reasons why we decided to announce the Contigo potential looking for potential partners. I think the number one was that I think as the process continues to evolve, it just became more apparent to us that there was a lot of interest in that asset. And obviously, we believe that we would like to find a partner that collectively with us can take that capability to a much different higher level to help our health care systems as they’re moving more towards that sort of payvider space. So I would just tell you that it was a little bit of timing, but there was a lot going on in that process. And it I think the team and the board just felt it was really time to move out of the strategic evaluation process.

Jessica Elizabeth Tassan - Piper Sandler & Co., Research Division

Okay. Got it. That’s helpful. And then my last question is just, obviously, hospital operating margins ended 2023 strong and seems like momentum is accelerating. Just hoping for kind of an updated perspective on where Premier expects to participate in that strength? And over what time frame is there a lag that we should be anticipating.

Michael J. Alkire - Premier, Inc. - President, CEO & Director

So a couple of things. First of all, at the end of the calendar year, we saw inpatient volumes going up 1.4% and outpatient volumes going up 1.6%. So that was the last quarter of the calendar year. So as you’d expect, that obviously is a bit of a tailwind, obviously, for our supply chain capabilities. Having said that, there are three significant issues that are affecting health care right now.

One is the continual labor issue. And we think we’re incredibly well positioned to deal with the labor issues. So if you think about our technologies to help our healthcare systems use labor efficiently. If you think about our AI and machine learning capabilities that can help our healthcare systems move processes that have been manual to more technology enabled. We believe we’re at a great spot to really support healthcare systems as they’re struggling through with the labor issue.

The second overall trend is this proliferation of advanced technology, AI and machine learning. And we do think our strategy of focusing on prior authorization on HCC scores, two very, very unique offerings in the market using AI, machine learning leveraging the electronic medical record. We do think those are differentiated capabilities that can show demonstratable value to healthcare systems as they’re moving from manual to technology-enabled processes.

And then finally, in that realm, we do believe this idea of technology-led work with our pharmaceutical companies to identify patients for trials, we do think that’s very unique for us. So that’s number two. And then the final is really just helping our healthcare systems create more scale. And as they’re thinking about ways to continue to bend their cost curves, we’re creating shared services capabilities and other offerings that really can sort of help them bend that cost curve. And of course, those are all aligned along our supply chain and our clinical decision support capabilities.

Operator

The next question comes from Bill Sutherland of the Benchmark Company.

William Sutherland - The Benchmark Company, LLC, Research Division

I have, Craig, a little trouble with the math here. As you talked about the rest of the year for Performance Services being sequentially kind of in line with where you came in for the first half. I think that’s what you’ve meant. Maybe if you could just clarify that because it just didn’t seem to add up based on the full year, at least in terms of revenue and wanted your thoughts on adjusted EBITDA as well, if you can provide that.

Craig Steven McKasson - Premier, Inc. - Chief Administrative & Financial Officer & SVP

Sure, Bill. So yes, I did say that generally, we would expect Q3 and Q4 to march along with kind of broadly where Q2 came out, although as I indicated, there is some gap closure expectations for Contigo that we need to achieve in order to be on that expectation level. So from a top line standpoint, that is how we are expecting the year to play out. Obviously, we have lots of things to do between now and the end of the year to make sure that happens. But broadly, that’s sort of how we’re thinking about it from a revenue standpoint.

From an adjusted EBITDA perspective, overall expectations would be, for the most part, I’ll say, relatively consistent with how the revenue cadence for the fiscal year is playing out when we think about performance services overall.

William Sutherland - The Benchmark Company, LLC, Research Division

Okay. Yes. Okay. And then the as you guys think about the partnering for Contigo and S2S, can you give us a little more color on kind of what that shape might be? Would it be one where there’s majority interest on their part? Or I’m just kind of curious about the control aspect of this and then the investment side of it.

Craig Steven McKasson - Premier, Inc. - Chief Administrative & Financial Officer & SVP

Sure. This is Craig. So obviously, we’ll go through the process, but certainly, our expectation would be that majority control and leadership of these two businesses would move to somebody else. The question is, whether and to what extent we maintain an ownership interest to further the partnership, but the expectation is that a majority to all of the ownership of those two businesses would go to organizations that have more scale, resources and expertise to take those businesses forward.

William Sutherland - The Benchmark Company, LLC, Research Division

And did you -- Craig -- I’m sorry, you finish it up.

Craig Steven McKasson - Premier, Inc. - Chief Administrative & Financial Officer & SVP

I wanted to clarify your question about investment. I wasn’t — I’m not sure what you meant by investment.

William Sutherland - The Benchmark Company, LLC, Research Division

Well, you kind of explained it. I mean it’s taking all or a majority stake, and that’s obviously going to require a direct investment. So -- okay, that clarifies that.

Operator

The next question comes from Eric Percher of Nephron Research.

Eric R. Percher - Nephron Research LLC

I want to just get a little bit more specific on the contribution from sourcing and Contigo. And what I’ll ask precisely is if tomorrow, you saw they’ve moved to a partner and there was no further investment contribution at sourcing, Contigo, would this be immaterial to EBITDA? Or could it be potentially positive, negative material?

Craig Steven McKasson - Premier, Inc. - Chief Administrative & Financial Officer & SVP

I would say it would be slightly accretive to EBITDA, but not at a tremendously material level. But it would net-net the two of those, it would be accretive to EBITDA.

Eric R. Percher - Nephron Research LLC

Okay. That’s helpful. And then, Craig, I wanted to ask you, if we look at the businesses and try to look through some of the pressures or challenges or dislocation from the process, could you speak to what you think the natural growth rate is in the businesses that you expect to own and not partner in -- and specifically, I’m not asking relative to ‘25, but if you just think about ‘23 and ‘24 and what these could or should have run, where do you fall out?

Craig Steven McKasson - Premier, Inc. - Chief Administrative & Financial Officer & SVP

Yes. I mean relative to GPO, I think we’ve talked about, if you look at it independent of the fee share changes that we’ve talked about, that business generally grows at a low to mid-single-digit level on an overall gross growth basis. But with the fee share pressure and dynamics that we’ve been transparently talking about for quite a while now, we expect that business into ‘24 being a mid-single-digit decline in terms of the top line because of the change in fee share that we’ve seen on that side of the business. From a Performance Services standpoint, I think the underlying growth assumption that we’ve really talked about has been in our core provider technology that is more of a low stretching to mid-single-digit growth business in that part of the market.

The adjacent markets businesses that we’ve talked about, again, excluding Contigo, would be more of the 30% to 40% type growth business year-over-year that we’ve talked about. Contigo has negatively impacted that with some of the growth that we’ve seen there, which is why we’re at the 20%.

Eric R. Percher - Nephron Research LLC

That’s helpful. And last question would be what will determine if you move these potential partnerships to discontinued ops?

Craig Steven McKasson - Premier, Inc. - Chief Administrative & Financial Officer & SVP

Yes, we’ll be evaluating, obviously, internally and with our independent auditors, all of the criteria that are required for held-for-sale classification. And as soon as we have a more formalized plan around the expectations for those we would anticipate and likely expect that that’s where we’ll wind up.

Operator

This concludes our question-and-answer session in Premier’s fiscal 2024 Second Quarter Conference Call. Thank you for attending today’s presentation. You may now disconnect.